Exhibit 99.1

CONTACT:	Marilyn Windsor
(702) 304-7149

FOR IMMEDIATE RELEASE

May 3, 2006

SUNTERRA CORPORATION TO RESTATE PRIOR FINANCIAL STATEMENTS

Makes Spanish Tax Payment of $3.1 Million

LAS VEGAS, May 3, 2006 – Sunterra Corporation (NASDAQ: SNRR) today announced that pursuant to a financial review related to the Company’s previously announced internal investigation of allegations made by an individual formerly employed by the Company’s Spanish operations, the Company has determined that it underpaid withholding taxes in Spain on wages paid to employees of Sunterra Europe. In connection with the underpayment, Sunterra has now voluntarily made a payment of $3.1 million to Spanish tax authorities. The Company estimates that it will be required to pay an additional $0.9 million to cover fees and interest related to underpayment of such withholding taxes.

If the underpayment of the Spanish withholding taxes had been recorded in the period the expense was incurred, the Company currently believes that costs and operating expenses before taxes would have increased by approximately $1.0 million for the fiscal year ended December 31, 2002; by approximately $1.2 million for the fiscal year ended December 31, 2003; by approximately $0.7 million for the nine-month period ended September 30, 2004; by approximately $0.9 million for the fiscal year ended September 30, 2005; and by approximately $0.2 million for the fiscal quarter ended December 31, 2005. Under the circumstances, the Company announced that it intends to restate its financial results for the fiscal years ended December 31, 2002 through September 30, 2005 (and related interim periods), and for the fiscal quarter ended December 31, 2005. Consequently, the Company said that its consolidated financial statements covering such periods (as well as any related financial information or related auditor’s reports), which are included in its filings with the U.S. Securities and Exchange Commission (“SEC”), should no longer be relied upon.

As previously disclosed, the Audit and Compliance Committee of Sunterra’s Board of Directors commenced an independent investigation into various allegations (including accounting improprieties) made by an individual formerly employed by the Company’s Spanish operations. The Committee has retained the law firm of WilmerHale to advise it in connection with this inquiry. The Committee’s inquiry is ongoing. The Company has determined to restate its financial statements for the unpaid withholding taxes. As the independent inquiry of the Committee progresses, additional items could be identified with the potential to impact the Company’s financial statements and operations beyond the tax item described in this press release.

The Company does not expect to be in a position to file its quarterly report for the fiscal quarter ended March 31, 2006 on Form 10-Q with the SEC by the prescribed filing deadline of May 10, 2006, as a result of the matters described above and because the Company currently does not have an independent registered public accounting firm engaged to perform the required review of such filing. The Company is working diligently to engage an accounting firm. In performing the restatements of its historical financial statements, the Company expects to continue to work with its former accounting firm, Grant Thornton LLP, and hopes to complete this effort as expeditiously as possible.

The Company’s management is evaluating the impact of the restatements on the Company’s assessments of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting as of the applicable periods, including whether material weaknesses existed in the Company’s internal control over financial reporting for those and other periods. Such assessment will be included in amendments to the Company’s SEC filings, as appropriate.

Additional press release issued today

Sunterra also issued today a press release relating, among other things, to the completion of a global marketing and product review (including plans for its North American and European segments), as well to the withdrawal of current guidance. Investors are cautioned to also review that press release.

About Sunterra

Sunterra is one of the world’s largest vacation ownership companies with more than 317,000 owner families and nearly 100 branded or affiliated vacation ownership resorts throughout the continental United States and Hawaii, Canada, Europe, the Caribbean and Mexico. Sunterra news releases, as well as additional news and information on the company, can be found at www.sunterra.com.

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Forward-Looking Statements; Risks and Uncertainties

Statements contained in this document that disclose the Company’s or management’s intentions, expectations or predictions of the future, including restatement adjustments to the Company’s previously issued financial statements, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The Company cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. For example, the actual amounts and effects of the Company’s restatement adjustments, and the possibility of material weaknesses in internal control over financial reporting, and the actual dates for its amended SEC filings, could differ materially from those projected in such forward-looking statements. In addition, potential risks and uncertainties include, among other things: 1) the results of the Audit and Compliance Committee investigation and review of the allegations; 2) expectations as to the timing of the completion of such investigation by the Committee and its independent counsel, the Company’s review, restatement and filing of its previously issued financial statements and its assessment of the effectiveness of disclosure controls and procedures and internal control over financial reporting, and the review and filing of the Company’s Form 10-Q for the fiscal quarter ended March 31, 2006; 3) expectations as to the timing of engaging a new independent registered public accounting firm and as to the level of cooperation from the Company’s former accounting firm; 4) should Nasdaq seek to delist the Company’s common stock following an untimely SEC filing, the possibility that the Nasdaq Listing Qualifications Panel may not grant the Company’s request for an extension to regain compliance with Nasdaq listing qualifications or the Company’s failure to regain compliance within any extension period, in which case the Company’s common stock would be delisted from the Nasdaq National Market; 5) the effects of any required restatement adjustments to previously issued financial statements and possible material weaknesses in internal control over financial reporting; 6) the effects of any lawsuits or governmental investigations alleging among other things, violations of federal securities laws, by the Company or any of its directors or executive officers; 7) the possibility that any default under the Company’s financing arrangements, including our Senior Finance Facility and Senior Subordinated Convertible Notes could cause acceleration of repayment of the entire principal amounts and accrued interest on such arrangements; 8) the effects of new accounting pronouncements; and 9) additional risks and uncertainties and important factors described in the Company’s other press releases and in the Company’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly report on Form 10-Q. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

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